Filed pursuant to Rule 433

Registration No. 333-296348

Issuer Free Writing Prospectus dated October 21, 2026

Relating to Preliminary Prospectus Supplement dated October 21, 2026

WORKDAY, INC.

FINAL TERM SHEET

October 21, 2026

$750,000,000 5.700% Senior Notes due 2029

$500,000,000 6.000% Senior Notes due 2031

$750,000,000 6.300% Senior Notes due 2033

$500,000,000 6.500% Senior Notes due 2036

Issuer:	Workday, Inc.

Format:	SEC Registered

Ratings*:	BBB+ by Standard & Poor’s Ratings Services Baa1 by Moody’s Investor Service, Inc.

Trade Date:	October 21, 2026

Settlement Date**:	October 23, 2026 (T+2)

5.700% Senior Notes due 2029

Principal Amount:	$750,000,000

Maturity Date:	October 23, 2029

Coupon (Interest Rate):	5.700%

Benchmark Treasury:	4.875% due October 15, 2029

Benchmark Treasury Price and Yield:	99-28 3/4; 4.912%

Spread to Benchmark Treasury:	82 basis points

Yield to Maturity:	5.732%

Price to Public:	99.913% of the Principal Amount

Interest Payment Dates:	Semi-annually in arrears on each April 23 and October 23 of each year, commencing on April 23, 2027

Make-Whole Call:	At any time prior to September 23, 2029, at a discount rate of Treasury plus 15 basis points

Par Call Date:	On or after September 23, 2029 (one month prior to maturity)

CUSIP Number:	98138H AK7

ISIN:	US98138HAK77

6.000% Senior Notes due 2031

Principal Amount:	$500,000,000

Maturity Date:	October 23, 2031

Coupon (Interest Rate):	6.000%

Benchmark Treasury:	5.000% due September 30, 2031

Benchmark Treasury Price and Yield:	100-04; 4.970%

Spread to Benchmark Treasury:	105 basis points

Yield to Maturity:	6.020%

Price to Public:	99.915% of the Principal Amount

Interest Payment Dates:	Semi-annually in arrears on each April 23 and October 23 of each year, commencing on April 23, 2027

Make-Whole Call:	At any time prior to September 23, 2031, at a discount rate of Treasury plus 20 basis points

Par Call Date:	On or after September 23, 2031 (one month prior to maturity)

CUSIP Number:	98138H AL5

ISIN:	US98138HAL50

6.300% Senior Notes due 2033

Principal Amount:	$750,000,000

Maturity Date:	October 23, 2033

Coupon (Interest Rate):	6.300%

Benchmark Treasury:	5.000% due September 30, 2033

Benchmark Treasury Price and Yield:	99-23; 5.048%

Spread to Benchmark Treasury:	135 basis points

Yield to Maturity:	6.398%

Price to Public:	99.454% of the Principal Amount

Interest Payment Dates:	Semi-annually in arrears on each April 23 and October 23 of each year, commencing on April 23, 2027

Make-Whole Call:	At any time prior to August 23, 2033, at a discount rate of Treasury plus 25 basis points

Par Call Date:	On or after August 23, 2033 (two months prior to maturity)

CUSIP Number:	98138H AM3

ISIN:	US98138HAM34

6.500% Senior Notes due 2036

Principal Amount:	$500,000,000

Maturity Date:	October 23, 2036

Coupon (Interest Rate):	6.500%

Benchmark Treasury:	4.625% due August 15, 2036

Benchmark Treasury Price and Yield:	96-02+; 5.138%

Spread to Benchmark Treasury:	145 basis points

Yield to Maturity:	6.588%

Price to Public:	99.363% of the Principal Amount

Interest Payment Dates:	Semi-annually in arrears on each April 23 and October 23 of each year, commencing on April 23, 2027

Make-Whole Call:	At any time prior to July 23, 2036, at a discount rate of Treasury plus 25 basis points

Par Call Date:	On or after July 23, 2036 (three months prior to maturity)

CUSIP Number:	98138H AN1

ISIN:	US98138HAN17

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Barclays Capital Inc. Wells Fargo Securities, LLC

Passive Book-Runners:	RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus dated May 29, 2026) and a preliminary prospectus supplement dated October 21, 2026 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Morgan Stanley & Co. LLC, BofA Securities, Inc., Barclays Capital Inc. and Wells Fargo Securities, LLC can arrange to send you the prospectus and the prospectus supplement if you request it by calling or e-mailing Morgan Stanley & Co. LLC at 1-866-718-1649, BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, Barclays Capital Inc. at 1-888-603-5847 or Wells Fargo Securities, LLC at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.

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